Exhibit 10.3.1

Expense Support and Conditional Reimbursement Agreement

This Expense Support and Conditional Reimbursement Agreement (this “Agreement”), executed on March 8, 2012 and effective as of April 1, 2012 by and among Global Income Trust, Inc. (the “Company”) and CNL Global Income Advisors, LLC (the “Advisor”).

WHEREAS, the Company maintains on file with the U. S. Securities and Exchange Commission an effective registration statement on S-11 (File No. 333-158478), and amendments thereto, covering the continuous offering and sale of the Company’s common stock pursuant to the Securities Act of 1933 (the “Registration Statement”); and

WHEREAS, the Company and the Advisor have entered into a Third Amended and Restated Advisory Agreement dated as of August 11, 2011 (the “Advisory Agreement”); and

WHEREAS, the Company is a REIT and, similar to other REITs, monitors its modified funds from operations, and has incurred, and continues to incur a certain level of operating expenses that are reasonable and necessary for a company with similar assets that is a public company; and

WHEREAS, the Company and the Advisor have determined that it is appropriate and in the best interests of the Company to reduce its operating expenses relative to its invested assets.

NOW THEREFORE, in consideration of the premises and the mutual agreements herein contained, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

Note: Capitalized terms not otherwise defined herein have the meaning ascribed to them in the Advisory Agreement.

1.    EXPENSE SUPPORT

Beginning April 1, 2012 and continuing until terminated by the Advisor in writing, but in no event will such termination be made prior to March 31, 2013, (the “Effective Period”), , the Advisor agrees to defer and subordinate the obligation for the Company to pay some or all of the reimbursement for personnel costs and related overhead of personnel of the Advisor or its affiliates to the extent categorized as Total Operating Expenses (the “Costs”) and, further, to defer and subordinate the obligation for the Company to pay some or all of the Asset Management Fees (the “Fees”), each of which the Advisor is entitled to receive pursuant to the Advisory Agreement, as described below. The deferral and subordination of the Company’s obligation to pay Costs and Fees is hereinafter referred to as “Expense Support.”

The amount of the Expense Support shall be determined by reference to an Excess Amount, as defined herein. Such Excess Amount, if any, shall be determined as of each calendar month end of the Company (each such date, a “Determination Date”), as the excess, if any, of (a) aggregate stockholder distributions declared for the period beginning April 1, 2012 through the applicable Determination Date, over (b) the Company’s aggregate modified funds from operations, as defined below, for the same period.

If at any Determination Date during the Effective Period, an Excess Amount exists, the Advisor shall provide Expense Support (i) first, for the current month’s Costs of an amount up to the full amount of the Excess Amount, and (ii) second, for the current month’s Fees of up to any remaining Excess Amount, after deducting the amount of Expense Support from (i). However, in no event will the Expense Support for such month exceed the current month’s Costs and Fees.

The reimbursement of any Expense Support shall be deferred and the obligation for the payment of such amount shall be subordinated pursuant to Section 2.

For purposes of this Agreement, modified funds from operations (“MFFO”) shall have the same meaning as such term is defined by the Investment Program Association (“IPA”), except that for purposes of determining MFFO, only Conditional Reimbursements (as defined in Section 2) that are currently payable in accordance with Section 2 shall be deducted as expenses in calculating MFFO. For further clarification, in the event any Expense Support amounts are required to be accrued as a payable to the Advisor by the Company in accordance with U.S. generally accepted accounting principles (“GAAP”), such amounts shall be added back to the Company’s net income or loss in the calculation of MFFO , unless such amounts are currently payable in accordance with the provisions of Section 2. The IPA has recommended publicly registered, non-listed REITs present MFFO as a supplemental measure in addition to GAAP net income. Under IPA Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs, MFFO excludes charges for depreciation and amortization and certain other non-cash or non-recurring items, including acquisition fees and expenses which are deducted as expenses in the determination of GAAP net income. MFFO, as published by the Company in its quarterly and annual reports, may differ from MFFO as calculated by this agreement.

2.    CONDITIONAL REIMBURSEMENT

Beginning April 1, 2012, if on any Determination Date, be it within the Effective Period or beyond, (i) aggregate MFFO of the Company, beginning April 1, 2012 through the Determination Date, exceeds (ii) aggregate stockholder distributions declared for the same period (such excess hereinafter referred to as the “Tentative Amount”), the Advisor will be entitled to reimbursement (such reimbursement hereinafter referred to as “Conditional Reimbursement”) by the Company of Expense Support up to the Tentative Amount, subject to the following conditions:

(a)	Expense Support amounts are only eligible for reimbursement for a period of 36 months from the Determination Date such Expense Support was provided by the Advisor. Any Expense Support amounts outstanding for over 36 months shall be permanently waived by the Advisor and the Company will have no obligation whatsoever to repay such amounts;

(b)	Any Expense Support amounts previously reimbursed to the Advisor under this Section 2 are no longer eligible for further reimbursement; and

(c)	In no event shall the Conditional Reimbursement in the current month, when taken together with the Company’s Total Operating Expenses for the period beginning April 1, 2011 and ending with the current month cause the Company to exceed or further exceed the 2%/25% Guidelines (with the calculated limitation pro rated for the number of months included in such period), and in such case the Conditional Reimbursement for the current month will be reduced accordingly.

Any Conditional Reimbursement (as reduced by 2(a), (b) and (c) above) shall be applied to the Expense Support resulting from Fees, starting with the earliest Determination Date, until all such Expense Support resulting from Fees have been reimbursed and thereafter, any remaining Conditional Reimbursement shall be applied to the Expense Support resulting from Costs, starting with the earliest Determination Date, until all such Expense Support resulting from Costs have been reimbursed.

In the event any Expense Support amounts have not been reimbursed to the Advisor pursuant to this Section 2 as of December 31, 2016, or 36 months from the end of the amended Effective Period if such period is extended by the Advisor, such Expense Support amounts shall be permanently waived by the Advisor and the Company will have no obligation whatsoever to repay such amounts.

3.    CERTAIN EVENTS OF TERMINATION

Notwithstanding the term indicated in Section 1, the Advisor is under no obligation to provide any further Expense Support in the event of (a) the termination by the Company of the Advisory Agreement or (b) the dissolution or liquidation of the Company.

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

GLOBAL INCOME TRUST, INC.

By:	/s/ Robert A. Bourne
Name: Robert A. Bourne
Title: Chief Executive Officer

CNL GLOBAL INCOME ADVISORS, LLC

By:	/s/ Steven D. Shackelford
Name: Steven D. Shackelford
Title: Chief Financial Officer

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